EXHIBIT 10.69

SECURITY AND REIMBURSEMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 23 day of August, 2005, by and among the NORTHERN CHEYENNE TRIBE, A FEDERALLY RECOGNIZED INDIAN TRIBE, (“TRIBE”), located at P.O. Box 128 Lame Deer, Montana 59043, and Full House Resorts, Inc., a Delaware corporation, with offices at 4670 So: Fort Apache Road, Suite 190, Las Vegas, Nevada 89147 (“FHRI”), referred to herein as “Guarantors”.

RECITALS

(A) TRIBE is a federally recognized Indian tribe and possesses sovereign governmental powers over the Tribal Lands, and is held in trust by the United States of America for the benefit of the TRIBE.

(B) TRIBE desires to build a gaming facility on the Tribal Lands (the “Gaming Facility”).

(C) TRIBE intends to finance construction of the Gaming Facility with up to $16,000,000 of debt (the “Lender Financing”).

(D) FHRI will assist the Tribe in obtaining the Lender Financing (the “Commitment”). As part of this lending the Lender may require, among other things, that Guarantors guaranty to the holders of the Lender Financing certain matters, including the complete and unconditional guaranty of the payment of the Lender. Financing. Such guaranty is referred to as the “Guaranty”.

(E) The obligations of TRIBE to make any payments under this Agreement are limited to the same extent as the obligations of TRIBE are limited under the agreements and documents evidencing the Lender Financing (the “Loan Documents”). Recourse under this Agreement is limited to the Collateral and the proceeds, if any, realized by the Guarantors upon the disposition thereof, and TRIBE shall not be obligated to apply any other assets or revenues to the payment or performance of its obligations hereunder.

(F) Guarantors require, (a) as a condition to the issuance of the Guaranty and (b) as a condition to arranging Lender Financing which may not be subject to the Guaranty and providing the items and obligations of FHRI in the Development Agreement of the parties, among other things: (i) that TRIBE agree to reimburse, indemnify and hold harmless from and against all amounts Guarantor may be called on to pay under the Guaranty; (ii) that TRIBE agree to reimburse, indemnify and repay any and all amounts advanced and paid by FHRI in accordance with this Agreement, the Development Agreement and the Loan Agreement and (ii) that TRIBE agrees, that all amounts due and owing under this Agreement will be evidenced by the agreements, instruments and documents evidencing the Lender Financing.

(G) FHRI and TRIBE is negotiating an agreement providing for the management of a gaming enterprise (the “Enterprise”) at the Gaming Facility by FHRI. All capitalized terms in this Security and Reimbursement Agreement not otherwise defined herein shall have the definitions set forth in the Development Agreement or draft Management Agreement, respectively.

(H) Guarantors have required, as a condition to the execution by them of the Development Agreement, that TRIBE execute this Security and Reimbursement Agreement to secure repayment to the Guarantors of certain loans and advances to and on behalf of TRIBE to be made pursuant to the Development Agreement.

(I) Guarantors and TRIBE wish, by the execution hereof, to set forth their agreements in regard to the Guaranty and advancing of funds by FHRI to TRIBE AGREEMENT

NOW THEREFORE, in consideration of TEN DOLLARS ($10.00), the issuance of the Guaranty, the advancing of funds to the TRIBE by FHRI and other good valuable consideration, the receipt and sufficiency of which is acknowledged, TRIBE and Guarantor hereby agree as follows:

1. SECURITY (“COLLATERAL”).

1. As security for the full and punctual payment and performance of TRIBE’s obligations under the Management Agreement, TRIBE irrevocably grants, pledges and assigns, subject to the terms of this Agreement, a continuing lien on and security interest in, the distributable share of Total Net Revenues of TRIBE from the Enterprise on the Tongue River Reservoir Lands, and the distributable share of Total Net Revenues of any other Tribal gaming business of the kind contemplated on the Tongue River Reservoir Lands, and managed for the Tribe by FRHI or any of its related entities, provided, however, that (1) the Collateral shall not include any revenue, income or any other assets of the Charging Horse Casino and (2) these funds shall cease to be collateral for this Agreement when they are transferred from the accounts of any of these Businesses to TRIBE or TRIBE’s bank account in the normal course of business. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of TRIBE other than those specified in this subsection.

2. As security for the full and punctual payment and performance of TRIBE’s obligations under the Development Agreement, TRIBE irrevocably grants, pledges and assigns, subject to the terms of this Agreement, a continuing lien on and security interest in, the distributable share of Total Net Revenues of TRIBE from the Enterprise and the distributable share of Total Net Revenues any other Tribal gaming business of the kind contemplated on the Tongue River Reservoir Lands, provided, however, that (1) the Collateral shall not include any revenue, income or any other assets of the Charging Horse Casino and (2) these funds shall cease to be collateral for this Agreement when they are transferred from the accounts of any of these Businesses to TRIBE or TRIBE’s bank account in the normal course of business. In no Instance shall any enforcement of any kinds whatsoever be allowed against any assets of Tribe other than those specified in the subsection.

2. NOTICE OF GUARANTY PAYMENTS. Guarantors shall notify TRIBE of each payment made under the Guaranty (each, a “Guaranty Payment,” and collectively, the “Guaranty Payments”) in the manner provided in Section 14 of this Agreement.

3. INDEMNITY BY TRIBE - GUARANTY. With respect to the Loan Documents, TRIBE indemnifies Guarantors and holds Guarantors harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation all Guaranty Payments, costs of legal contests, and all attorneys’ fees and allocated costs of internal counsel) that Guarantors, may incur or be subject to as a consequence, direct or indirect, of the issuance, performance, or contest of the Guaranty.

4. OBLIGATIONS ABSOLUTE. The obligations of TRIBE to Guarantors are unconditional, irrevocable and continuing until paid and performed in full, and shall be paid and performed in strict accordance with the terms of this Agreement, unless Class II or Class III gaming in the facility is substantially prohibited, under all circumstances, including without limitation, the following:

(i) Any lack of validity or enforceability of any Guaranty;

(ii) The existence of any claim, set-off, defense or other right that TRIBE may have at any time against any Guarantor, or any affiliate of any Guarantor, or against Lender or any other lender participating in the Lender Financing (or any persons or entities for whom any such party may be acting), or against any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) Any other circumstance or happening whatsoever.

5. RIGHTS OF GUARANTORS. The Guarantors, may, at any time and from time to time, without consent of or notice to TRIBE, and without incurring responsibility to TRIBE, and without impairing or releasing the obligations of TRIBE hereunder:

(i) Exercise or refrain from exercising any rights against TRIBE, the collateral (or any other collateral or guaranty which may otherwise secure the repayment of liabilities of the Guarantors under the Guaranty) or otherwise act or refrain from acting (or consent to any such action or inaction); and

(ii) Apply any sums by whomsoever paid, or howsoever realized, to any liability or liabilities of TRIBE hereunder (or under any other agreements, instruments or documents which may hereafter be acquired to secure repayment of the liabilities of the Guarantors under the Guaranty), regardless of what liabilities or liabilities of TRIBE remain unpaid so long as such payments are consistent with the priority of payments set forth in the Development Agreement and/or the Management Agreement.

6. REPRESENTATIONS AND WARRANTIES. TRIBE represents and warrants to Guarantors as follows:

(i) TRIBE is a federally recognized Indian tribe recognized as eligible by the Secretary of the Interior for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.

(ii) TRIBE has all requisite power and authority to execute, deliver and perform this Agreement.

7. TRANSFER OF COLLATERAL. Except as to any Lender Financing, and except as allowed pursuant to the Loan Agreement and the Development Agreement, no Collateral shall be sold, transferred, assigned, pledged, made subject to any other security interest, or otherwise disposed of or encumbered (each, a “Transfer”) without the express prior written consent of Guarantors. Any Transfer in violation of this Agreement shall be null and void, ab initio.

8. EVENTS OF DEFAULT. An “Event of Default” shall exist if any of the following shall have occurred:

(i) TRIBE shall fail to comply with any of the covenants or agreements made by it in this Agreement and such failure shall not be remediable, or if remediable, such failure shall have continued substantially unremedied for twenty (20) days after written notice thereof has been given to TRIBE by any Guarantor.

(ii) Any representation or warranty made by TRIBE in this Agreement (shall fail to have been correct or) shall have been misleading in any material respect on the date made or as of the time recited; or

(iii) TRIBE shall have defaulted and failed to cure after written notice in any of its obligations with respect to: (1) the Loan documents and maturity of the debt evidenced thereby shall have been accelerated; (2) the Development Agreement or (3) any agreement entered into with respect to the Gaming Facility by and between TRIBE and any Guarantor or affiliate of any Guarantor.

9. REMEDIES. If an Event of Default shall occur, and if the Guarantors, or any of them, shall have purchased the Lender Financing under one or more of the Guaranties, the Guarantors, shall have, in addition to its other rights, all rights of the Lender under the Loan Documents. All amounts advanced by, or on behalf of, the Guarantors, in exercising rights under this Agreement (including but not limited to legal expenses and disbursements incurred in connection therewith, and fees and costs of preparing for and consummating any sale of the Collateral), together with interest thereon from the date of such advance at the applicable rate allowed by the Loan Documents, shall be payable by TRIBE, on demand, and shall be secured by the Collateral.

10. RECEIPT OF SALES PROCEEDS. Upon any sale of the Collateral by the Guarantors (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Guarantors or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over the Guarantors or such officer or be answerable in any way for the misapplication or non-application thereof.

11. APPLICATION OF COLLATERAL. All proceeds of any Collateral now or at any time hereafter received or retained by the Guarantors pursuant to this Agreement (including without limitation, any proceeds from the sale of the Collateral, and all distributions, dividends and other payments received by the Guarantors in respect of the Collateral) shall be applied: (i) first, to the payment of any costs incurred in the enforcement of or exercise of rights under this Agreement; (ii) second, to the payment of accrued and unpaid interest; (iii) third, to the payment of the principal amount owned; and (iv) fourth, to TRIBE or otherwise as directed by a court of competent jurisdiction. If obligations of TRIBE are due and unpaid under more than one Guaranty, Guarantors may apply such proceeds to the unsatisfied Guaranty in such order as they may, in their sole discretion, determine.

12. WAIVERS; MODIFICATIONS.

(i) No failure or delay on the part of the Guarantors to insist on strict performance in exercising any privilege, right or remedy shall operate as a waiver thereof or a waiver of any term, provision or condition hereof, nor shall any single or partial exercise of any privilege, right or remedy preclude any other or further exercise thereof or the exercise of any other privilege, right or remedy.

(ii) A waiver in one or more instances of any of the terms, covenants, conditions or provisions hereof shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waive, but all of the terms, covenants, conditions and other provisions of this Agreement shall survive and continue to remain in full force and effect; and no waiver shall be effective unless in writing, dated and signed by the Guarantors.

(iii) No change, amendment, modification, cancellation or discharge hereof, shall be valid unless in writing, dated and signed by the party against whom such change, amendment, modification, cancellation or discharge is sought to be charged.

13. REMEDIES CUMULATIVE. All rights and remedies afforded to the parties hereto by reason of this Agreement are separate and cumulative remedies, and shall be in addition to all other rights and remedies in favor of such parties existing at law or in equity or otherwise. No one of such remedies, whether or not exercised by any such party, shall be deemed to exclude, limit or prejudice the exercise of any other legal or equitable remedy or remedies available to such parties so long as same fall within the scope of those provided in the Management Agreement and/or the Development Agreement between TRIBE and Guarantors.

14. NOTICES. All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: (i) when presented personally; or (ii) two (2) business days after delivery to a commercial overnight courier service; or (iii) four business days after mailing with the United States Postal service, postage prepaid, certified mail, return receipt requested; in each case addressed or delivered, in the case of personal presentation, to the respective party, as the case may be, at the following address, or such other address any party may from time to time designate by written notice to the others as herein required.

If to the Guarantors:	Full House Resorts, Inc. 4670 So. Fort Apache Road, Suite 190 Las Vegas, Nevada 89147

With simultaneous copies to:	Barth F. Aaron, Esq. Full House Resorts, Inc. 4670 So. Fort Apache Road, Suite 190 Las Vegas, Nevada 89147

If to TRIBE: Office of the President Northern Cheyenne Tribe P.O. Box 128 Lame Deer, Montana 59043 Attn.: Eugene Little Coyote, President	Chairperson, Gaming Commission Northern Cheyenne Tribe P.O. Box 128 Lame Deer, Montana 59043

With simultaneous copies to:	Michael D. Mason, Esq. 1817 NE 49th Ave. Portland, Oregon 97213

15. SUCCESSORS AND ASSIGNS. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and permitted assigns. TRIBE’s consent shall not be required for Guarantors to assign any of their rights, interests or obligations as Guarantors hereunder to any parent, subsidiary or affiliate of Guarantors or their successor corporations, provided that the Secretary of the Interior approves and that any such assignee agrees to be bound by the terms and conditions of this Agreement. The acquisition of the Guarantors or their parent company by a third party shall not constitute an assignment of this Agreement by Guarantors and this Agreement shall remain in full force and effect between TRIBE and Guarantors. This Agreement may be assigned by the Guarantors, subject to approval by TRIBE, which approval shall not be unreasonably withheld, and by the Secretary of the Interior or his authorized representative after a complete background investigation of the proposed assignee. TRIBE shall, without the consent of the Guarantors have the right to assign this Agreement and the assets of the Enterprise to an instrumentality of TRIBE or to a corporation wholly owned by TRIBE organized to conduct the business of the Enterprise for TRIBE that assumes all obligations herein. Any assignment by TRIBE shall not prejudice the rights of the Guarantors under this Agreement. No assignment authorized hereunder shall be effective until all necessary government approvals have been obtained.

16. GUARANTORS NOT BOUND. Nothing herein shall be construed to make the Guarantors liable as partners of TRIBE, and the Guarantors, by virtue of this Agreement, shall not have any of the duties, obligations or liabilities of a partner of TRIBE.

17. SEVERABILITY. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but the balance of this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been included.

18. FURTHER ASSURANCES. TRIBE shall, at any time and from time to time after the execution and delivery of this Agreement, within twenty (20) days after request by the Guarantors, execute, acknowledge and deliver such further conveyances, assignments, agreements and instruments of further assurance and other documents and do such further acts and things as the Guarantors may reasonably request and are reasonably necessary in order to: (i) carry into effect the purposes of this Agreement following the acquisition thereof, or (ii) extend the lien of this Agreement to secure all amounts due and payable by TRIBE under this Agreement; (iii) further assure and confirm unto the Guarantors their rights, privileges and remedies under this Agreement and under the Loan Documents.

TRIBE also authorizes the Guarantors to file financing statements without their signatures, if lawful. If Guarantors shall file any financing statement without the signature of TRIBE, Guarantors shall deliver a copy of such financing statement to the affected party after the filing thereof.

19. RELEASE. The lien on and security interest in all of the Collateral shall automatically be released and terminated and no longer be of force and effect upon absolute and unconditional release or satisfaction of the Guaranty and payment in full of any un-reimbursed loss or cost whatsoever incurred by Guarantors pursuant thereto.

20. GOVERNING LAW; INTEGRATION. This Agreement shall be governed by and construed enforced in accordance with the laws of the State of Montana without regard to the conflicts or choice of laws rules of Montana State, except to the extent provided by any mandatory provisions of applicable law.

21. BUSINESS DAY EXTENSION. In the event any time period or any date provided in this Agreement ends or falls on a day other than a business day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding business day with the same force and effect as if made on such other day. “Business day” shall mean each Monday through and including Friday excluding only days upon which banks are authorized to be closed for business in the State of Montana.

22. INDEMNIFICATION. TRIBE shall indemnify and hold the Guarantors harmless from and against any and all defenses, losses, expenses, liabilities and claims arising from any breach by TRIBE of its respective obligations hereunder. TRIBE shall also reimburse the Guarantors for all costs and expenses (including fees of outside or internal counsel) incurred by or on behalf of the Guarantors in enforcing TRIBE’s obligations under this Agreement.

23. DISPUTE RESOLUTION.

23.1. GENERAL. The parties agree that binding arbitration pursuant to this Section 23 shall be the remedy for all disputes, controversies and claims arising out of this Agreement, the Development Agreement, Management Agreement, the Note, Loan Agreement,

any other Security and Reimbursement Agreement, any documents or agreements referenced by any of these documents, any agreements collateral thereto, or any notice of termination thereof, including without limitation, any dispute, controversy or claim arising out of any of these agreements. The parties intend that such arbitration shall provide final and binding resolution of any dispute, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order.

(i) Each party agrees that it will use its best efforts to negotiate an amicable resolution of any dispute between FHRI and TRIBE arising from this Agreement: If TRIBE and FHRI are unable to negotiate an amicable resolution of a dispute within 14 days from the date of notice of the dispute pursuant to the notice section of the Development Agreement, or such other period as the parties mutually agree in writing, either party may refer the matter to arbitration as provided for in this Section.

(ii) TRIBE’s election to terminate this Agreement is, however, final and conclusive and not subject to dispute resolution between the parties, but only if the NIGC makes a final determination that FHRI is not suitable to hold a license. The parties recognize that minor revisions of contracts before the NIGC is routine, and an NIGC notice requesting revisions in the Agreement shall not be grounds for termination by TRIBE unless FHRI refuses to make the changes necessary to obtain NIGC approval.

23.2. ARBITRATION

23.3. 23.2.1 INITIATION OF ARBITRATION AND SELECTION OF ARBITRATORS. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of the Development Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance as provided in this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the District in which the gaming facility is or is to be located and any federal out having appellate jurisdiction over said court. If the United States District Court for said District finds that it lacks jurisdiction, TRIBE consents to be sued in a court of competent jurisdiction. The arbitrators shall be licensed attorneys knowledgeable in federal Indian law and selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

(i) CHOICE OF LAW. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply Montana law.

(ii) PLACE OF HEARING. All arbitration hearings shall be held at a place designated by the arbitrator(s) in the county seat of the county in which the gaming facility is or is to be located.

(iii) CONFIDENTIALITY. The parties and the arbitrator(s) shall maintain strict confidentiality with respect to arbitration.

24. ENFORCEMENT OF ARBITRATION. TRIBE agrees to waive its immunity from suit as provided for and limited by this Section applying only to net revenues of the Tongue River Reservoir Lands gaming facility. This waiver is limited to TRIBE’s consent to all arbitration proceedings, and actions to compel arbitration and to enforce any awards or orders issuing from such arbitration proceedings which are sought solely in United States District Court and any federal court having appellate jurisdiction over said court, provided that if the United States District Court finds that it lacks jurisdiction, TRIBE consents to such actions in a court of competent jurisdiction. Consent to State Court jurisdiction shall only apply if FHRI exercises reasonable efforts to argue for the jurisdiction of the federal court over said matter. The arbitrators shall not have the power to award punitive damages.

(i) TIME PERIOD. The waiver granted herein shall commence as of the Effective Date of this Agreement and shall continue for one year following the later of (i) expiration, termination or cancellation of this Agreement, or (ii) termination of the Enterprise and shall remain effective for the duration of any arbitration, litigation or dispute resolution proceedings then pending, all appeals therefrom, and except as limited by this Section through the satisfaction of any awards or judgments which may issue from such proceedings, provided that an action to collect such judgment has been filed within two years of the date of the final judgment.

(ii) RECIPIENT OF WAIVER. This limited waiver is granted only to FHRI, and not to any other individual or entity.

(iii) LIMITATIONS OF ACTIONS. This limited waiver is specifically limited to the following actions and judicial remedies:

(a) DAMAGES. The enforcement of an arbitrator’s award of money damages provided that the waiver does not extend beyond the assets specified in Subsection (g) of this Section. No arbitrator or court shall have any authority or jurisdiction to order execution against any assets or revenues of the TRIBE except as provide in this Subsection (g) of this Section or to award any punitive damages against TRIBE.

(b) CONSENTS AND APPROVALS. The enforcement of a determination by an arbitrator that TRIBE’s consent or approval has been unreasonably withheld contrary to the terms of this Agreement.

(c) INJUNCTIVE RELIEF AND SPECIFIC PERFORMANCE. The enforcement of a determination by an arbitrator that prohibits TRIBE from taking any action that would prevent FHRI from operating the Business pursuant to the terms of this Agreement, or that requires TRIBE to specifically perform any obligation under this Agreement (other than an obligation to pay money which is protected by the Limitation Upon Enforcement Provisions of this Section.)

(d) ACTION TO COMPEL ARBITRATION. An action to compel or enforce arbitration or arbitration awards or orders pursuant to this Section.

(e) SERVICE OF PROCESS. In any litigation or arbitration service of process against TRIBE shall be effective if made by certified mail return receipt requested to the President of the Tribe, and copied to Tribal Gaming Commission chair at the Address set for in the Notices Section of the Development Agreement.

(f) ENFORCEMENT. If enforcement of a judicial order or arbitration award becomes necessary by reason of failure of one or both parties to voluntarily comply, the parties agree that the matter may be resolved by entry of judgment on the award and enforcement as described herein. Without in any way limiting or expanding the provisions of this Section, TRIBE expressly authorizes any governmental authorities which may lawfully exercise the right and duty to take any action authorized or ordered by any court to whom a waiver is granted pursuant to this Section, including without limitation, entering the Tribal Lands and Gaming Facility for the Purpose of executing against any property subject to a security interest or otherwise giving effect to any judgment properly entered pursuant to this Section; provided however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of TRIBE other than the limited assets of TRIBE specified in Subsection (g) of this Section. This provision in no way limits the authority of the Northern Cheyenne Tribal Court.

(g) LIMITATION. Upon Enforcement, Damages awarded against TRIBE or the Enterprise shall be satisfied solely from the distributable share of Total Net Revenues of TRIBE from the Enterprise, the distributable share of the Total Net Revenues of any other TRIBE gaming business of the kind contemplated on the Tongue River Reservoir Lands, whether or not operated under an Agreement with FHRI, provided, however, that this limited waiver of sovereign immunity shall terminate with respect to the collection of any Net Revenues transferred from the accounts of the Business to TRIBE or TRIBE’s bank account in the normal course of business. In no instance shall any enforcement of any kind whatsoever be allowed gains any assets of TRIBE other than those specified in this subsection.

25. GOVERNMENT SAVINGS CLAUSE. The parties hereto acknowledge and agree that this Agreement is a “collateral agreement” to the Management Agreement and the Development Agreement within the meaning of 25 U.S.C. 2710, and, together with the Management Agreement and the Development Agreement and any other collateral agreements thereto, is subject to the provisions of the Indian Gaming Regulatory Act, 25 U.S.C. 2710 et seq. (“IGRA”). It is the intention of the parties that this Agreement, the Management Agreement, the Development Agreement and any other collateral agreements comply with all restrictions and limitations of IGRA. Consequently, if any provision of this Agreement contravenes any provision of IGRA, such provision shall be deemed to be modified or deleted herefrom to the extent necessary to comply with IGRA; provided that such modification and deletion shall not materially change the respective rights, remedies or obligations of TRIBE or the Guarantors under this Agreement, the Management Agreement and the Development Agreement or any other collateral agreement. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, B.I.A., the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of TRIBE or the Guarantors under this Agreement or any other agreement or document related hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRIBE		FULL HOUSE RESORTS, INC.

By:	/s/ Eugene Little Coyote	By:	/s/ Barth F. Aaron
Printed Name: Eugene Little Coyote		Printed Name: Barth F. Aaron
Tribal President		Title: Secretary